UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2015

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                        Entry into a Material Definitive Agreement.

On March 31, 2015, Synta Pharmaceuticals Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Cowen and Company, LLC, as representatives of underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), related to a public offering of 22,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $1.75 per share less underwriting discounts and commissions (the “Offering”). Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 3,300,000 shares of Common Stock.  The Offering is expected to close on or about April 6, 2015, subject to the satisfaction of customary closing conditions.

The gross proceeds to the Company are expected to be approximately $38.5 million, prior to deducting the underwriting discounts and commissions and estimated expenses associated with the Offering, assuming no exercise by the Underwriters of their option to purchase additional shares.

The Underwriters have allocated an aggregate of 7,257,142 shares of Common Stock in the Offering to certain of the Company’s directors on the same terms as the other shares that are being offered and sold in the Offering to the public as follows:

•                  Bruce Kovner, one of the Company’s directors and its largest stockholder who beneficially owns approximately 27.7% of the Company’s outstanding Common Stock prior to the Offering, will purchase 6,857,142 shares in the Offering through an affiliated entity. Upon completion of the Offering, Mr. Kovner will beneficially own approximately 28.3% of the Company’s outstanding Common Stock.

•                  Wyandanch Partners, L.P., which is controlled by Keith R. Gollust, one of the Company’s directors who beneficially owns approximately 3.1% of the Company’s outstanding Common Stock prior to the Offering, will purchase 350,000 shares in the Offering. Upon completion of the Offering, Mr. Gollust will beneficially own approximately 2.8% of the Company’s outstanding Common Stock.

•                  Robert Wilson, one of the Company’s directors who beneficially owns less than 1% of the Company’s outstanding Common Stock prior to the Offering, will purchase 50,000 shares in the Offering. Upon completion of the Offering, Mr. Wilson will continue to beneficially own less than 1% of the Company’s outstanding Common Stock.

The Offering is being made pursuant to a prospectus supplement dated March 31, 2015 and an accompanying prospectus dated May 1, 2013, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-187242), which was filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2013 and declared effective by the Commission on May 1, 2013.

A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the shares of Common Stock in the Offering is attached as Exhibit 5.1 hereto.

ITEM 8.01                        Other Events.

On March 31, 2015, the Company issued a press release announcing that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K.  The Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

ITEM 9.01                        Financial Statements and Exhibits.

(d)                            Exhibits.

Exhibit Number	Description
1.1

Underwriting Agreement dated March 31, 2015 by and among Synta Pharmaceuticals Corp. and Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule A thereto.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

99.1	Press Release, dated March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: March 31, 2015	/s/ Marc Schneebaum
Marc Schneebaum
Senior Vice President and Chief Financial Officer

Exhibit Number	Description
1.1

Underwriting Agreement dated March 31, 2015 by and among Synta Pharmaceuticals Corp. and Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters named in Schedule A thereto.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

99.1	Press Release, dated March 31, 2015.